Exhibit 107
Calculation of Filing Fee Tables
F-3
TORONTO DOMINION BANK
Narrative Disclosure
The maximum aggregate
offering price of the securities to which the prospectus relates is $1,250,000,000.00. The prospectus is a final prospectus for the related offering.